[Letterhead of Moore Stephens]

Your Ref:

Our Ref:

521/217/3416

March 7, 2006

U.S. Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Puda Coal, Inc. on Form SB-2 of our Auditors’ Report, dated June 9, 2005, on the balance sheet of Puda Coal, Inc. as of December 31, 2004, and the related statements of operations, changes in owners’ equity, and cash flows for each of the two years in the period then ended.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Moore Stephens

Certified Public Accountants

Hong Kong

Endnotes

 MARCH 10, 2006  0va\BFLODOCS